EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Equity Incentive Plan, the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Proteon Therapeutics, Inc. of our report dated June 25, 2014, except for Note 15, as to which the date is October 6, 2014, with respect to the financial statements of Proteon Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-198777) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 25, 2014